Exhibit 99.1

On July 22, 2009, United Bancshares, Inc. issued the following release:

United Bancshares, Inc. (Nasdaq: UBOH – news), a bank holding company headquartered in Columbus Grove, Ohio with consolidated assets of $609 million, today announced for the quarter and six-month period ended June 30, 2009 operating results and that the Board of Directors declared a dividend of $0.15 per share to shareholders of record on August 31, 2009, payable on September 15, 2009.

For the quarter ended June 30, 2009, the Corporation reported net income of $1,335,000, or $0.39 basic earnings per share.  This compares to second quarter 2008 net income of $1,749,000, or $0.51 basic earnings per share.  Compared with the same period in 2008, second quarter 2009 net income decreased $414,000 or 23.7%.  The decrease for the quarter resulted from increases in the provision for loan losses of $805,000 and non-interest expenses of $324,000, offset by increases in net interest income of $194,000 and non-interest income of $281,000, and a $240,000 decrease in the provision for income taxes.

Net income for the six-months ended June 30, 2009, totaled $2,767,000, or $0.80 basic earnings per share compared to $2,694,000, or $0.78 basic earnings per share for the same period in 2008.  Compared with the same period in 2008, net income increased $73,000 or 2.7%.  The increase for the six-month period ended June 30, 2009 was the result of increases in net interest income of $735,000, an increase in non-interest income of $706,000, and a decrease in the provision for income taxes of $27,000, offset by increases in the provision for loan losses of $1,130,000, and non-interest expenses of $265,000.

For the quarter ended June 30, 2009 non-interest income was $1,587,000, compared to $1,306,000 for the second quarter of 2008, a $281,000 (21.5%) increase.  For the six-month period ended June 30, 2009, non-interest income was $2,570,000, compared to $1,864,000 for the six-month period ended June 30, 2008, a $706,000 (37.9%) increase.  Gain on sales of loans amounted to $555,000 for the quarter ended June 30, 2009, compared to $152,000 for the second quarter of 2008, an increase of $403,000.  Quarterly gains on sale of loans included capitalized servicing rights of $261,000 in 2009 and $88,000 in 2008.  Gain on sales of loans amounted to $972,000 for the six months ended June 30, 2009 compared to $246,000 for the comparable period in 2008, an increase of $726,000.  Gain on sale of loans for the six month periods included capitalized servicing rights of $442,000 in 2009 (on loan sales of $43.9 million) and $109,000 in 2008 (on loan sales of $11.2 million).  The significant increase in loan sales activity in 2009 as compared to 2008 is attributable to the significant decline in mortgage interest rates during the fourth quarter of 2008 and first half of 2009.  Despite the significant loan sales activity experienced during the first half of 2009, Union's serviced portfolio remained relatively unchanged increasing only $2.4 million to $190.0 million at June 30, 2009.

For the quarter ended June 30, 2009, non-interest expenses were $3,873,000, compared to $3,549,000 for the comparable period in 2008, a $324,000 (9.1%) increase.  For the six-month period ended June 30, 2009, non-interest expenses totaled $7,448,000 compared to $7,183,000 for the comparable period of 2008, an increase of $265,000 (3.7%).  Non-interest expenses for the quarter ended June 30, 2009 included a $510,000 increase in the Corporation's FDIC insurance expense.  This increase was due to increased deposit premium rates and a FDIC Special Assessment, both of which were industry-wide increases implemented by the FDIC.  The FDIC Special Assessment ruling was issued May 22, 2009 and requires institutions to pay premiums equal to the lesser of a 5 basis point assessment on total assets less Tier One capital, or 10 basis points on total deposits.  The Corporation’s special assessment, amounting to $285,000, must be fully accrued by June 30, 2009 and will be payable on September 30, 2009.

Total assets amounted to $608.9 million at June 30, 2009 compared to $616.1 million at December 31, 2008, a decrease of $7.2 million, or 1.2%.  The decrease in total assets was the result of decreases in total cash and cash equivalents of $6.5 million (25.2%) and available-for-sale securities of $3.9 million (2.9%), offset by an increase of $3.3 million in gross loans.  Deposits during this same period decreased $5.3 million (1.2%) and other borrowings (consisting of Federal Home Loan Bank borrowings, securities sold under agreements to repurchase, customer repurchase agreements, and junior subordinated deferrable debentures) decreased $3.7 million (3.8%).

Shareholders’ equity increased from $50.7 million at December 31, 2008 to $53.4 million at June 30, 2009. This increase was the result of net income ($2,767,000), the issuance of 1,116 treasury shares under the Corporation’s Employee Stock Purchase Plan ($16,000), and a $1,009,000 increase in unrealized securities gains, net of tax, offset by the payment of dividends ($1,033,000).  The increase in unrealized securities gains from January 1, 2009 to June 30, 2009, was the result of customary and expected changes in the bond market.  Net unrealized gains on securities are reported as accumulated other comprehensive income in the consolidated balance sheet.

United Bancshares, Inc. is a locally owned and operated holding company of The Union Bank Company which serves Allen, Putnam, Sandusky, Van Wert and Wood Counties, with office locations in Bowling Green, Columbus Grove, Delphos, Gibsonburg, Kalida, Leipsic, Lima, Ottawa, and Pemberville.

This release may contain certain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance.  However, such performance involves risk and uncertainties that may cause actual results to differ materially.  Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates.  For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2008 Form 10-K.